                                                                     Exhibit 8.1



                                February 14, 2000



Tekelec
26580 W. Agoura Road
Calabasas, California 91302

               Re:    Tekelec
                      Registration Statement on Form S-3

Ladies and Gentlemen:

               We have acted as counsel to Tekelec, a California corporation (the "Company"), in connection with the filing of a Preliminary Prospectus (the "Preliminary Prospectus") contained in the Company's Registration Statement under the Securities Act of 1933 (Reg. No. 333-95649). The Preliminary Prospectus relates to (1) $135,000,000 aggregate principal amount at maturity of 3.25% convertible subordinated discount notes due 2004 of the Company and (2) the shares of common stock, without par value, of the Company issuable upon conversion of the notes. Except as otherwise indicated herein, all capitalized terms used in this letter have the same meaning assigned to them in the Preliminary Prospectus.

               In rendering our opinion, we have examined and relied upon without independent investigation as to matters of fact the Preliminary Prospectus and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion. We have assumed without independent verification that the Preliminary Prospectus is accurate and complete in all material respects, and our opinion is conditioned expressly on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the date of consummation of the filing. Any material changes in the facts referred to, set forth or assumed herein or in the Preliminary Prospectus may affect the conclusions stated herein.

               In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the existing or proposed Treasury Regulations promulgated thereunder (the "Regulations"), administrative pronouncement, and judicial authority, as we have considered relevant. It should be noted that the Code and such Regulations, judicial decisions and administrative pronouncements are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

               Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we confirm that the statements contained in the Preliminary Prospectus under the caption "Material United States Federal Income Tax

Considerations" insofar as such statements constitute matters of law or legal conclusions, as qualified therein, are our opinion and that such statements fairly describe the material federal income tax consequences of the offering of the convertible subordinated discount notes and are true, correct and complete in all material respects.

               Except as expressly set forth above, we express no other opinion. We consent to the reference to this firm in the Preliminary Prospectus under the caption "Material United States Federal Income Tax Considerations" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


                                          Very truly yours,

                                          /s/ BRYAN CAVE LLP

                                          Bryan Cave LLP